UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 28, 2006
Date of report (Date of earliest event reported)

APPLERA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-4389	06-1534213
(State or other jurisdiction of Incorporation)	(Commission file number)	(IRS Employer Identification No.)

301 Merritt 7
Norwalk, Connecticut 06851
(Address of Principal Executive Offices, Including Zip Code)

(203) 840-2000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     (1) Amendment to Supplemental Executive Retirement Plan. On August 28, 2006, Applera Corporation (the “Company”) adopted the Applera Corporation Amended and Restated Supplemental Executive Retirement Plan (the “SERP”). The principal purpose of the SERP is to amend and restate the Company’s existing Supplemental Executive Retirement Plan to provide for lump sum payment options for benefits payable to participants under the SERP, consisting of: (1) a lump sum option, which is a single payment upon retirement representing the entire value of a participant’s accrued benefit under the SERP, and (2) a deferred lump sum option, which is a reduced monthly annuity payable as of the first day of each month following retirement for a period of 36, 60, or 120 months, as specified by the participant, followed by payment of a lump sum representing the present value of the remaining payments. The amounts payable under these lump sum options is the same value, from an actuarial standpoint, as the normal form of payment under the SERP. The SERP also includes a number of technical changes to the existing Supplemental Executive Retirement Plan intended to clarify certain language in the plan.

     The following executive officers of the Company participate in the SERP: Catherine M. Burzik, Senior Vice President and President, Applied Biosystems Group; Barbara J. Kerr, Vice President, Human Resources; Kathy Ordoñez, Senior Vice President and President, Celera Genomics Group; William B. Sawch, Senior Vice President and General Counsel; and Dennis L. Winger, Senior Vice President and Chief Financial Officer.

     (2) Amendments to Agreements with Executive Officers. On August 28, 2006, the Company and Tony L. White, our Chairman, President and Chief Executive Officer, amended the terms of Mr. White’s employment agreement dated September 12, 1995, as amended, to provide for lump sum payment options consistent with those set forth in the SERP and described above.

     Also on August 28, 2006, the Company amended the terms of Mr. Winger’s employment letter dated June 24, 1997, as amended, to provide for lump sum payment options consistent with those set forth in the SERP and described above.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLERA CORPORATION

By:	/s/ Thomas P. Livingston
Thomas P. Livingston
Vice President and Secretary

Dated: September 1, 2006